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                                                                    EXHIBIT 99.1

                                                      CITIGATE
                                                      SARD VERBINNEN

NEWS

FOR IMMEDIATE RELEASE

                              Contact: George Sard/Anna Cordasco/Paul Caminiti Citigate Sard Verbinnen
                                         212/687-8080

                  VECTOR GROUP DECLARES QUARTERLY CASH DIVIDEND

                  WILL DISTRIBUTE 12,694,929 LADENBURG THALMANN
                          SHARES TO VECTOR STOCKHOLDERS

              -----------------------------------------------------

         MIAMI, FL, NOVEMBER 30, 2001 -- Vector Group Ltd. (NYSE: VGR) announced today that it has declared a regular quarterly cash dividend on its common stock of $0.40 per share. Additionally, Vector will distribute 12,694,929 shares of Ladenburg Thalmann Financial Services Inc. common stock (AMEX: LTS) to holders of Vector common stock through a special dividend. Vector will receive the Ladenburg shares as a distribution from New Valley Corporation (NASD: NVAL), its 56.3% owned subsidiary. Both the quarterly cash dividend and the special dividend of the Ladenburg shares are payable on December 20, 2001 to holders of record as of December 10, 2001.

         The special dividend will be accomplished through a pro rata distribution of the Ladenburg shares. Vector stockholders will receive 0.348 of a Ladenburg share for each share of Vector. Vector stockholders will receive, through an independent agent, a pro rata cash distribution for fractional shares.

         Bennett S. LeBow, Chairman and Chief Executive Officer of Vector Group, said, "The spin-off of Ladenburg Thalmann to Vector Group shareholders accomplishes two objectives - it provides our shareholders with additional value in the near-term, and it greatly simplifies our financial statements going forward."

         Distributions made in 2001 will be taxable to Vector stockholders for Federal, state and local tax purposes first as a dividend to the extent of Vector's earnings and profits for the current tax year. Thereafter, the distributions will be treated as a non-taxable return of capital to the extent of the stockholder's tax basis in Vector common stock, with any remaining amount being taxed as a capital gain. The final determination of Vector's earnings and profits, and, thus, the amount of the distribution that may be taxable as a dividend, cannot be made until determination of Vector's year-end results.

         Under applicable tax laws, the value for tax purposes of the distribution will be determined by the trading price of the Ladenburg shares on the date of distribution to stockholders. Notwithstanding the above information, stockholders are advised to consult with their own tax advisors on this matter.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation.

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